                                                                   EXHIBIT 15(e)


                     PAINEWEBBER MANAGED INVESTMENTS TRUST
                                CLASS C SHARES

                                 ADDENDUM TO
                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940


              WHEREAS, PaineWebber Managed Investments Trust ("Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company; and

              WHEREAS, the Trust has adopted a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class C shares of each series of shares of beneficial interest as now exists and as may hereafter be designated by the Trust's board of trustees ("Board") and have Class C shares established; and

              WHEREAS, the Trust has entered into a Distribution Contract ("Contract") with Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") pursuant to which Mitchell Hutchins has agreed to serve as Distributor of the Class C shares of each such series; and

              WHEREAS, the Trust has established a new series of shares of beneficial interest designated as the PaineWebber Asia Pacific Growth Fund ("New Series") and has established Class C shares with respect to the New Series; and

              NOW, THEREFORE, the Trust hereby adopts the Plan with respect to the Class C shares of the New Series in accordance with Rule 12b-1 under the 1940 Act.

              1. The New Series is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of its Class C shares, distribution fees at the rate of 0.75% (on an annualized basis) of the average daily net assets of the New Series' Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

              2. This Addendum shall be subject to all other terms and conditions of the Plan, including the authorization of the payment to Mitchell Hutchins of a service fee at the rate of 0.25% (on an annualized basis) of the average daily net assets of the New Series.

              3. This Addendum shall not become effective unless (a) it first has been approved, together with any related agreements, by votes of a majority of both (i) the Board and (ii) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to the Class C shares of the New Series have reached the conclusion required by Rule 12b-1(e) under the 1940 Act and (b) it has been approved by a vote of the then-sole shareholder of the Class C shares of the New Series.

              IN WITNESS WHEREOF, the Trust has caused this Plan of Distribution to be executed on the day and year set forth below in New York, New York.

              Date:  __________, 1996



                                       PAINEWEBBER MANAGED INVESTMENTS TRUST
     Attest:


     By:_________________________      By:________________________________
        Name:                             Name:  Dianne E. O'Donnell
        Title:                            Title: Secretary and Vice President